Exhibit 10.1

NORTECH SYSTEMS INCORPORATED

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of January 1, 2019 (the “Effective Date”), is made by and between Nortech Systems Incorporated, a Minnesota corporation (the “Company”), and Jay D. Miller (“Executive”), collectively referred to as the “parties.”

Recitals

WHEREAS, the Company desires to employ Executive as Interim President of the Company, and Executive desires to accept employment upon the terms and conditions set forth herein;

WHEREAS, Executive represents that Executive is not subject to any other agreement (including but not limited to a non-competition agreement, non-solicitation agreement, or confidentiality agreement) that Executive will violate by working with the Company or in the position for which the Company has hired Executive and no conflict of interest or a breach of Executive’s fiduciary duties will result by working with and performing duties for the Company;

WHEREAS, Executive acknowledges that during the course of his employment, Executive will have access to and be provided with confidential and proprietary information and trade secrets of the Company that are invaluable to the Company and vital to the success of the Company’s business;

WHEREAS, the Company and Executive desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of the Company; and

WHEREAS, the Company and Executive desire to set forth in this Agreement, the terms, conditions, and obligations of the parties with respect to such employment

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.                                      Employment. Subject to the terms and provisions set forth in this Agreement, the Company hereby employs Executive as the Interim President of the Company.

2.                                      Agreement Term. This Agreement shall commence on the Effective Date and shall continue, unless sooner terminated in accordance with this Agreement, until March 31, 2019 (the “Initial Period”); provided, however, that this Agreement may be extended by the Company on a month to month basis for up to three consecutive calendar months upon written notice at least thirty (30) days prior to expiration of the Initial Period or any additional month thereafter (the “Extended Period” and together with the Initial Term, the “Agreement Period”).

3.                                      Positions, Responsibilities and Duties.

3.1.                                 Positions. During the period of Executive’s employment with the Company, Executive shall be employed and serve as the Interim President of the Company. In such position, Executive shall have the duties, responsibilities and authority as set forth in Exhibit A (that is attached to this Agreement and incorporated herein) and as otherwise established by the Company’s Board of Directors from time to time.  Executive shall report to the Board of Directors.

3.2.                                 Time Commitment. During the Agreement Period, Executive shall devote at least fifty percent (50%) of all of his business time, during normal business hours, to the business and affairs of the Company and Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement.  The Company agrees that Executive may perform his duties in part at a location or locations away from the Company’s headquarters.

3.3.                                 Board of Directors and Committees of the Board.  This Agreement will not affect Executive’s term as a member of the Board of Directors or the Compensation Committee.  The Company’s Board of Directors has agreed to take action to appoint Executive to the Nominating and Corporate Governance Committee of the Board.  Executive has agreed to resign, hereby does resign, from the Company’s Audit Committee.

4.                                      Compensation and Other Benefits.

4.1.                            Monthly Salary.  Executive shall receive a monthly salary payable in accordance with the Company’s normal payroll practices of $15,000 (gross) during the Agreement Period.

4.2.                            Stock Option Grant. On the Effective Date, Executive shall receive a non-qualified stock option to purchase 7,500 shares of Common Stock under the 2017 Stock Incentive Plan, with an exercise price per share equal to the fair market value of the Common Stock on the Effective Date, a term of ten years and vesting immediately upon the Effective Date.

4.3.                            Benefit Plans. During the Agreement Period, Executive may  be eligible (depending on the terms of each plan or program) to participate in the Company’s employee benefit plans, policies and programs for the benefit of senior executive officers. The Company reserves the right to modify, suspend or discontinue any benefit plans at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives employed by the Company.

4.4.                            Expense Reimbursement.  During and in respect of the Agreement Period, Executive shall be entitled to receive reimbursement for reasonable business expenses incurred by Executive in performing his duties and responsibilities hereunder, including travel, parking, business meetings and professional dues, incurred and substantiated in accordance with the policies and procedures established from time to time by the Company for senior executives of the Company.

5.                                      Termination for Convenience. Either party may terminate this Agreement and Executive’s employment for any reason, with or without cause upon ten (10) days’ written notice.

6.                                      Confidential Information.

6.1.                            Non-Disclosure. Executive acknowledges that the Company continually develops Confidential Information (as defined below), that Executive will obtain Confidential Information during employment with the Company, that Executive may develop Confidential Information for the Company, and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information obtained from the Company and shall not use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of the regular duties and responsibilities of Executive for the Company) any Confidential Information obtained by Executive during employment with the Company, or other association with the Company. Executive understands that this restriction shall continue to apply to Confidential Information following termination of Executive’s employment, regardless of the reason for such termination.

The Company hereby advises Executive as follows under the federal Defend Trade Secrets Act:  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

6.2.                            “Confidential Information.”  For purposes of this Agreement, “Confidential Information” means any and all information of the Company or concerning the business or affairs of the Company that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. Confidential Information includes, without limitation, such information relating to: (i) the development, research, testing, marketing, strategies, and financial activities of the Company, (ii) the products and services, present and in contemplation, of the Company, (iii) inventions, processes, operations, administrative procedures, databases, programs, systems, flow charts, software, firmware and equipment used in the business of the Company, (iv) the costs, financial performance and strategic plans of the Company, (v) the people and organizations with whom the Company has or had business relationships and the substance of those relationships. Confidential Information also includes all information that the Company received belonging to others with any understanding, express or implied, that it would not be disclosed.  Failure to mark any of the Confidential Information as confidential or proprietary will not affect its status as Confidential Information.

6.3.                            Documents.  All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (“Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board of Directors or their designees may specify, all Documents, Confidential Information, and Company property in good working condition then in Executive’s possession or control.

6.4.                            Former Employer Information. Executive agrees that Executive will not, during Executive’s employment with the Company, improperly use or disclose any proprietary information or trade secrets or any other property of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any proprietary information belong to any such employer, person or entity.

7.                                      Restrictive Covenants.  In return for the Company’s (i) promise to grant Executive access to certain of the Company’s Confidential Information, and (ii) the Company’s actual grant to Executive of access to certain of its Confidential Information, (iii) the opportunity for employment as the Company’s Interim President, and (iv) the valuable pay and benefits in this Agreement that are intended, in part, to reward Executive for developing and protecting the Company’s Confidential Information, Executive makes the following commitments and Executive acknowledges these benefits constitute adequate and sufficient consideration for the restrictions in this Agreement.

7.1.                            Non-Solicitation. During the Agreement Period and for a period of two years after any termination of employment hereunder for any reason, Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or to breach that person’s contract (if any) with the Company, (ii) in any way interfere with the relationships between the Company and any such employee of the Company, (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Company, or (iv) induce or attempt to induce any customer, supplier, licensee or other person or entity that has done business with the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company.

7.2.                            Injunctive Relief.  Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of this Section 7.  Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 7, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 7, raise the defense that the Company has an adequate remedy at law.  The parties understand that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies.

7.3.                            Special Severability.  The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Executive’s future employment imposed by this Section 7 be reasonable. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable.  If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

8.                                      Miscellaneous.

8.1.                            Applicable Law & Venue.  This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota, applied without reference to principles of conflict of laws. The venue for any dispute relating to this Agreement shall be in the state and/or federal courts in Hennepin County, Minnesota.  Executive hereby (a) waives any objection that Executive might have now or hereafter to the foregoing jurisdiction and venue of any such litigation, action or proceeding, (b) irrevocably submits to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (c) waives any claim or defense of inconvenient forum.

8.2.                            Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

8.3.                            Indemnification.  The Company agrees that if Executive is made a party or is threatened to be made a party, or is required to appear as a witness to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as an officer, employee or agent while serving as an officer, employee or agent, he shall be indemnified and held harmless by the Company (unless Executive’s actions or omissions constitute gross negligence or willful misconduct) to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Executive agrees to fully cooperate with the Company should any Proceeding commence and for the duration of such Proceeding. On the Effective Date, the Company will cause Executive to be covered and named as an insured on its Director and Officer Liability Insurance policy, which the Company represents to be in force and in good standing at the time this Agreement is executed.

8.4.                            Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Nortech Systems Incorporated

7550 Meridian Circle N.

Suite # 150, Maple Grove, MN 55369

Attn: Chief Financial Officer

If to Executive:

Jay D. Miller

or to such other address as (a) indicated in the Company’s employment records, or (b) any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

8.5.                            Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.6.                            Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

8.7.                            Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

8.8.                            Entire Agreement; Previous Agreements Superseded.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. There are no representations, understandings, or agreements by or between the parties which are not contained within the four corners of this Agreement.

8.9.                            Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment under this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

8.10.                     Attorneys’ Fees and Costs.  In the event of any claim, controversy, or dispute arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in connection with any court proceeding.

8.11.                     No Waiver.  No term or condition of this Agreement will be deemed to have been waived nor shall there be any estoppel to enforce any provision hereof, except by a written instrument executed by the party charged with waiver or estoppel.  The Company’s delay, waiver or failure to enforce any of the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the date first set forth above.

NORTECH SYSTEMS INCORPORATED

By:	/s/ Constance M. Beck
Title:	Chief Financial Officer

EXECUTIVE

By:	/s/ Jay D. Miller

[Signature Page to Employment Agreement]